UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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TRC Companies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Customer-Focused Solutions

SUPPLEMENT TO NOTICE OF ANNUAL MEETING TO BE HELD NOVEMBER 19, 2004

To Our Shareholders:

We are providing this supplement to our Notice of the Annual Meeting of Shareholders of TRC Companies, Inc. primarily concerning information that was inadvertently missing from our website at the time the initial Proxy Statement was mailed but which is currently available.

If you have already returned your proxy, you do not need to take any further action as a result of this supplement unless you wish to revoke your proxy or change your vote.  As noted in the Proxy Statement, if you wish to revoke or change your proxy, you may do so by voting in person at the Annual Meeting or by giving the Secretary of the Company a signed instrument revoking the proxy or a signed proxy of a later date.

By Order of the Board of Directors

Martin H. Dodd

Senior Vice President, General Counsel and Secretary

Dated at Windsor, Connecticut

November 4, 2004

TRC Companies, Inc.

5 Waterside Crossing   Windsor, Connecticut 06095-1563

Telephone 860-298-9692   Fax 860-298-6291

THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee is governed by a Charter which has been adopted by the Board of Directors and is available on the Company’s website at www.TRCsolutions.com.  The Committee has developed, and the Board of Directors has approved, Corporate Governance Guidelines which assist the Committee in evaluating qualified candidates for the Board of Directors among individuals recommended to or identified by it.  Directors are expected to possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders.  The Company endeavors to have a Board representing a diverse experience at policy-making levels, and in areas that are relevant to the Company’s activities in general.  Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and committed to serve on the Board for an extended period of time.  Directors shall not hold any directorships that could interfere with their ability to perform the duties of Directors of the Company.  In accordance with the Corporate Governance Guidelines, the Chair of the Nominating and Corporate Governance Committee presides at all meetings of independent directors, or in such person’s absence an independent director designated by those directors present.  Accordingly, Mr. McNealy presides at executive sessions of non-management directors without management present.

CODE OF ETHICS

The Company has adopted a Business Code of Conduct and Ethics applicable to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (the “Code of Ethics”).  A copy of the Code of Ethics is available on the Company’s website at www.TRCsolutions.com.  The Company intends to disclose any amendments to, or waivers from, the Code of Ethics that are required to be publicly disclosed pursuant to rules of the SEC and the New York Stock Exchange by posting such amendment or waiver on the Company’s website.

COMPENSATION OF EXECUTIVE OFFICERS

Employment Contracts and Termination/Change-In-Control Arrangements

Pursuant to the Company’s acquisition of Environmental Solutions, Inc. in March 1994, the Company entered into employment agreements with Richard D. Ellison and Miro Knezevic which automatically renew for one-year terms unless terminated.  Under the terms of his agreement, Dr. Ellison is guaranteed a salary of at least $330,000 per year.  The Company is also obligated to pay the premiums on a life insurance policy of $500,000 and to provide Dr. Ellison with an automobile.  Dr. Ellison is also entitled to participate in employee benefit plans generally available to the Company’s employees.  Under the terms of his agreement, Mr. Knezevic is guaranteed a salary of at least $200,000 per year.  The Company is also obligated to pay the premiums on a life insurance policy of $500,000 and to provide Mr. Knezevic with an automobile.  Mr. Knezevic is also entitled to participate in employee benefit plans generally available to the Company’s employees.

                In fiscal 1999, the Company adopted a Termination Policy for Key Persons which provides for certain termination benefits.  In the event of an involuntary termination of employment (or voluntary for the purposes of facilitating a “friendly” change of control) within one year of a change in control (as defined), Messrs. Ellison, Claussen, Knezevic, and Salmon would be entitled to receive a payment equal to one year’s salary.  Mr. Harkness would be entitled to a payment equal to six months’ salary under such circumstances.  Vesting of all stock options will automatically accelerate in full upon a change of control as defined in the Company’s Stock Option Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

                Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (“10% Stockholders”), to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC and the New York Stock Exchange.  Officers, directors and 10% Stockholders are required to furnish the Company with copies of all Forms 3, 4, and 5 they file.  Based solely on the Company’s review of the copies of such forms it has received, the Company believes that, except as noted below, all of its officers, directors and 10% Stockholders complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended June 30, 2004.  The Form 4 filed by Peter R. Kellogg on August 10, 2004 reported 13 transactions related to acquisitions of the Company’s Common Stock between March 10, 2004 and July 16, 2004.  Mr. Dodd filed a Form 3 on November 4, 2004 reporting his holdings.  In addition, required Forms 5 Annual Statement of Changes in Beneficial Ownership have been traditionally filed in February of each year, as is required for calendar year companies.  However, since the Company’s fiscal year ends on June 30, required Forms 5 were timely filed in August 2004.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”) is composed of four independent outside directors.  The Committee is responsible for approving the compensation of the Company’s executive officers.  The Committee seeks to achieve the following objectives:

•                                          Review and approve the Company’s compensation strategy to ensure that management is rewarded fairly for its contributions to Company growth and profitability and that the executive compensation strategy supports organization objectives and shareholder interests and permits the Company to hire and retain the best-qualified management.

•                                          Competitive pay that allows the Company to attract and retain executive officers with skills critical to the long-term success of the Company;

•                                          Pay for performance to motivate and reward individual and team performance in attaining business objectives and maximizing shareholder value; and

•                                          Maintenance of compensation costs that enable the Company to remain competitive in the pricing of its services.

The Company’s executive compensation program includes three principal components:  (1) base salary; (2) annual bonus; and (3) long-term incentive awards.  It is the intent of the Committee that executive compensation be linked as directly as possible with the Company’s financial performance and be competitive with the compensation paid to executive officers of similarly situated public companies. In making executive compensation decisions, the Compensation Committee in general considered the level of responsibility, knowledge and experience required and undertook to structure compensation packages so as to attract, motivate and retain executives of the highest caliber who will contribute to the long-term performance and success of the Company.  Compensation paid to Dr. Ellison has primarily been based on achievement of individual performance criteria for the fiscal year ended June 30, 2004 including, broadening the core business, managing costs, improving operating margin and implementing the Company’s strategic plans.  In fiscal 2004, Dr. Ellison’s compensation consisted of a base salary of $386,700, a bonus of $20,000 and 32,000 stock options.

Base Salary.  Ranges of appropriate base salaries are determined by an analysis of salary data on positions of comparable responsibility within the Company’s business sector.  Committee approval of individual salary changes is based on performance of the executive against financial and strategic objectives and position of the executive in the competitive pay range.  Consistent with the compensation philosophy discussed above, the Committee’s preference will be to enhance annual bonuses and long-term awards rather than salaries when possible, given competitive salary conditions.

Annual Bonus.  The Company has adopted a Key Person Bonus Plan which provides a sliding bonus scale to keep rewards in line with success, with substantial awards to higher-level executives, such as the Chairman, being based on extraordinary earnings performance against plan.  The Key Person Bonus Plan, as amended, provides that the Chief Executive Officer, with the approval of the Compensation Committee, has the authority to reduce the Bonus Pool under the Plan or adjust the allocation of the Pool between management levels if, in his opinion, the Company’s performance against plan so warrants.

Long-Term Incentive Awards.  The purpose of this element of the executive compensation program is to link management pay with the long-term interest of shareholders, rather than performance in one single fiscal year.  The Committee is currently using ten-year stock options to achieve the long-term link and has adopted a vesting requirement for the first two years of the grant.  The options are granted pursuant to the Company’s Stock Option Plan.

Section 162(m).  Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations thereunder, no federal income tax deduction by a publicly-held company is allowed for certain types of compensation paid to certain highly compensated employees to the extent that the amount of such compensation for a taxable year for any such individual exceeds $1 million.  Section 162(m) excludes “performance based” compensation from its deductibility limits.  The compensation realized upon the exercise of stock options is considered “performance based” if, among other requirements, the plan pursuant to which the options are granted has been approved by the Company’s shareholders and has a limit on the total number of shares that may be covered by options issuable to any plan participant in any given period.  To ensure compliance with Section 162(m), the Stock Option Plan provides that the number of shares that may be covered by options issuable to any one plan participant in any 12-month period shall not exceed 100,000.  The Committee believes that while tax deductibility is an important factor, it is not the sole factor to be considered in setting executive compensation policy.

Submitted by the Compensation Committee:

Edward W. Large, Chairman

Friedrich K. M. Bohm

Edward G. Jepsen

J. Jeffrey McNealey

OTHER BUSINESS

As permitted by the rules of the SEC, certain procedures are provided which a shareholder must follow to nominate an individual for election as a director or to introduce an item of business at the Annual Meeting of Stockholders. These procedures provide that, in the case of a meeting such as this Annual Meeting, notice for nominations or stockholder proposals must be received by the Company not later than the close of business on the 45th day prior to the date which the Company mailed its proxy statement for the preceding year’s annual meeting. As of the date of this Proxy Statement, the Board of Directors knows of no other matters that may be brought before the meeting.  However, if any other matters do properly come before the meeting, the persons named in the enclosed proxy will vote upon them in their discretion and in accordance with their best judgment.

Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors to:  TRC Companies, Inc., 5 Waterside Crossing, Windsor, Connecticut  06095-1563, Attention:  Corporate Secretary.  All communications other than those determined in good faith by the general counsel to be frivolous are compiled by the Corporate Secretary and forwarded to the board of directors or the individual director(s) accordingly.

Martin H. Dodd

Senior Vice President, General Counsel and Secretary

Dated at Windsor, Connecticut

November 4, 2004